Exhibit 5

[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]

July 8, 2002

Securities and Exchange Commission
450 Fifth Street, N.W
Washington D.C. 20549

Ladies and Gentlemen:

As legal counsel for SAFLINK Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 6,268,899 shares of the Common Stock, $0.01 par value, of the Company which may be issued pursuant to the exercise of options granted under the SAFLINK Corporation 2000 Stock Incentive Plan (the “Plan”) and the exercise of various non-plan options granted by the Company (the “Non-plan Options”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion that the shares of Common Stock issuable pursuant to the exercise of options granted under the Plan and the exercise of the Non-plan Options are duly authorized and will be validly issued, we have relied solely upon our review of the authorized shares provisions of the Certificate of Incorporation of the Company, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company. We are admitted to practice only in the State of Washington and we express no opinion concerning any law other than the law of the State of Washington, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Washington.

Based on such examination, we are of the opinion that the 6,268,899 shares of the Company’s Common Stock which may be issued pursuant to the exercise of options granted under the Plan and the exercise of the Non-plan Options are duly authorized shares of the Company’s Common Stock and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and the Non-plan Options, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/    GRAY CARY WARE & FREIDENRICH LLP

GRAY CARY WARE & FREIDENRICH LLP